January 1, 2000



John Hancock Advisers, Inc.
101 Huntington Avenue
Boston, Massachusetts   02199

Re:      John Hancock V.A. International Fund ("Fund")

Ladies and Gentlemen:

The Sub-Investment Contract between John Hancock Declaration Trust (the "Trust") on behalf of the Fund, John Hancock Advisers, Inc. (the "Adviser") and John Hancock Advisers International, Ltd. (the "Sub-Adviser"), dated August 29, 1996, currently provides that the Adviser will pay the Sub-Adviser quarterly, for each of the preceding 3 months, in arrears a fee at the annual rate of 70% of the investment advisory fee payable to the Adviser. The Fund shall not be liable to the Sub-Adviser for the Sub-Adviser's compensation.

As of January 1, 2000, the Sub-Adviser hereby agrees to waive its right to receive its sub-advisory fee except for an amount equal to .05% of the Fund's average daily net asset value. Indocam International Investment Services ("IIIS") will provide advice and services under the terms of a separate Sub-Advisory Agreement with the Fund, and the Sub-Adviser will act as a limited Co-Sub-Adviser with IIIS.

                                                  Agreed to by:

                                                  JOHN HANCOCK ADVISERS
                                                  INTERNATIONAL, LIMITED


                                                  /s/Anne C. Hodsdon
                                                  ------------------
                                                  Anne C. Hodsdon
                                                  Director


Funds/dectrust/vainternatnl/JHAIwaiver-99